Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BancorpSouth, Inc.:
We consent to incorporation by reference in the Registration Statement (No. 333-133390) on Form S-8 of BancorpSouth, Inc. of our report dated June 29, 2010, with respect to the statements of net assets available for plan benefits of the BancorpSouth, Inc. 401(k) Profit-Sharing Plan as of December 31, 2009 and 2008, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental Schedule H, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2009 and Schedule H, Line 4j — Schedule of Reportable Transactions for the year ended December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 11-K of the BancorpSouth, Inc. 401(k) Profit-Sharing Plan.
/s/ KPMG LLP
Memphis, Tennessee
June 29, 2010

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